CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
5.875% Senior Notes due 2027	$350,000,000	100%	$350,000,000	$45,430.00

(1)

Calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act and relates to the Registration Statement on Form S-3 (File No. 333-224542) filed by Allegheny Technologies Incorporated on April 30, 2018.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224542

P R O S P E C T U S   S U P P L E M E N T

(To Prospectus Dated April 30, 2018)

$350,000,000

Allegheny Technologies Incorporated

5.875% Senior Notes due 2027

We are offering $350,000,000 aggregate principal amount of our 5.875% Senior Notes due 2027 (the “notes”). The notes will mature on December 1, 2027. Interest will accrue from November 22, 2019, and the first interest payment date will be June 1, 2020.

We may redeem the notes in whole or in part at any time at the applicable redemption prices set forth under “Description of Notes — Optional Redemption.” We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. We conduct a significant portion of our business through our subsidiaries. None of our subsidiaries will guarantee the notes.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves a high degree of risk. See “Risk Factors” beginning on page S-18 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Allegheny Technologies (before expenses)(1)
Per Note	100.00%	1.25%	98.75%

Total	$350,000,000	$4,375,000	$345,625,000

1	Plus accrued interest, if any, from November 22, 2019.

The notes will not be listed on any securities exchange or automated quotation system.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Banking, S.A./N.V., on or about November 22, 2019.

Joint Book-Running Managers

BofA Securities	Citigroup

Co-Managers

PNC Capital Markets LLC	MUFG	J.P. Morgan

Wells Fargo Securities		HSBC

The date of this prospectus supplement is November 19, 2019.

Prospectus Supplement

Description of Other Securities	12
Description of Capital Stock	13
Plan of Distribution	17
Legal Matters	19
Experts	19

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus dated April 30, 2018, gives more general information about debt securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and the accompanying prospectus. For information about the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should carefully read this prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to under “Where You Can Find More Information” for information about us. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be read at the Securities and Exchange Commission’s (the “SEC”) web site as described under “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless indicated otherwise, or the context otherwise requires, references in this document to “Allegheny Technologies,” “ATI,” “the Company,” “we,” “us” and “our” are to Allegheny Technologies Incorporated and its consolidated subsidiaries, and references to “dollars” and “$” are to United States dollars.

This prospectus supplement and accompanying prospectus include registered trademarks, trade names and service marks of the Company and its subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s web site is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our web site is http://www.atimetals.com. Information contained on our web site is not part of, and should not be construed as being incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus supplement and the accompanying prospectus except to the extent updated and superseded by information contained in this prospectus supplement and the accompanying prospectus. Some information that we file with the SEC after the date of this prospectus supplement and until we sell all of the securities covered by this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus supplement, including between the date of this prospectus supplement and the date on which the offering of the securities under this prospectus supplement is terminated, except as noted in the paragraph below:

Our SEC Filings (File No. 1-12001)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2018
Quarterly Reports on Form 10-Q	Quarters Ended March 31, June 30 and September 30, 2019
Current Reports on Form 8-K	January 11, February 28, March 12, April 4, May 10 and 31, June 3 and 4, July 18 and 22, August 6, October 3 and November 19, 2019

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information deemed furnished (and not filed) in accordance with SEC rules, including information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information deemed furnished (and not filed) in accordance with SEC rules, including information submitted under Item 2.02 or Item 7.01 of Form 8-K, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or into this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract, agreement or other document referred to in this prospectus supplement or the

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accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents contained in the exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479, Attention: Corporate Secretary; telephone number: (412) 394-2800. You also may review a copy of the registration statement of which the accompanying prospectus is a part and its exhibits through the SEC’s web site.

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FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. In this prospectus supplement and the accompanying prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, as updated by the section entitled “Part II – Item 1A Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, or under “Risk Factors” in this prospectus supplement could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that we otherwise make. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals and changes in international trade duties and other aspects of international trade policy; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by the section entitled “Part II – Item 1A Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, and in other reports filed with the SEC. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding whether to invest in the notes.

Our Company

We are a global manufacturer of technically advanced specialty materials and complex components. Our largest markets are aerospace & defense, representing approximately 50% of our total sales, led by products for jet engines. Additionally, we have a strong presence in the oil & gas and energy markets. In the aggregate, these markets represent approximately 70% of our revenue. We are a market leader in manufacturing differentiated products that require our materials science capabilities and unique process technologies, including our new product development competence. Our capabilities range from cast/wrought and powder alloy development to final production of highly engineered finished components, including those used for next-generation jet engine forgings and 3D-printed aerospace products.

We operate in two business segments: High Performance Materials & Components (“HPMC”), and Flat Rolled Products (“FRP”). Over 75% of our HPMC segment’s sales in both the year ended December 31, 2018 and the nine months ended September 30, 2019 were to the aerospace & defense markets, and nearly half of our HPMC segment’s total sales in both the year ended December 31, 2018 and the nine months ended September 30, 2019 were products for commercial jet engines. Increasing demand for commercial aerospace products has been the main source of sales and segment operating profit growth for our HPMC segment over the last few years and is expected to continue to drive our HPMC segment’s results and our overall results for the next several years due to the ongoing expansion in production of next generation jet engines and airplanes. Our HPMC segment produces a wide range of high performance materials and components, including advanced metallic powder alloys, made from titanium and titanium-based alloys, nickel-based alloys and superalloys, and a variety of other specialty materials. These materials are made in a variety of product forms that include precision forgings, machined parts, 3D-printed parts and others.

Over the past five years, we have focused on shifting our FRP segment’s product portfolio mix toward high-value products and the end markets that require these materials. While our FRP segment serves a diverse group of end markets, the oil & gas market, including chemical and hydrocarbon processing, and the aerospace & defense markets collectively represented approximately 40% of our total sales in both the year ended December 31, 2018 and the nine months ended September 30, 2019. Other major end markets for our FRP segment include automotive, food equipment & appliances, construction/mining, electronics, communication equipment and computers. Our FRP segment produces nickel-based alloys, specialty alloys, titanium and titanium-based alloys and stainless steel in a variety of product forms including plate, sheet, engineered strip and Precision Rolled Strip products.

Below is our revenue by geography, product and market for the year ended December 31, 2018. As stated above, our product mix is primarily weighted to high-value products.

By Product	By Geography

By Market

Business Segments

Our HPMC and FRP business segments accounted for 58% and 42%, respectively, of our total revenue in both the year ended December 31, 2018 and the nine months ended September 30, 2019. Information with respect to our business segments is presented below.

High Performance Materials & Components Segment (58% of 2018 revenue)

Our HPMC segment produces a wide range of high performance specialty materials, parts and components for several major end markets, including aerospace & defense, medical and electrical energy. 76% of our HPMC segment’s revenues in the year ended December 31, 2018 were derived from the aerospace & defense markets. Demand for our products is driven primarily by the commercial aerospace cycle. Large aircraft and jet engines are manufactured by a small number of companies, such as The Boeing Company, Airbus S.A.S. (an Airbus Group company), including the former operations of Bombardier Aerospace, Embraer (Empresa Brasileira de Aeronáutica S.A.) for airframes and GE Aviation (a division of General Electric Company), Rolls-Royce plc, Pratt & Whitney (a division of

United Technologies Corporation), Snecma (SAFRAN Group) and various joint ventures that manufacture jet engines. These companies, and their suppliers, form a substantial part of our customer base in this business segment.

Our products are manufactured from a wide range of advanced materials including metallic powder alloys, made from titanium and titanium-based alloys, nickel-based alloys and superalloys, and a variety of other specialty materials. These materials are made into a variety of product forms that include precision forgings, machined parts and others. We are integrated across these alloy systems in melt, forging, finishing, and machining processes. Most of the products in this segment are sold directly to end-use customers, and a significant portion of our HPMC segment products are sold under multi-year agreements.

Our HPMC segment revenue by market and by product for the nine months ended September 30, 2019 is set forth below:

Market	High-Value Products

Aerospace & Defense Markets	% of Revenue
Commercial Aero	65%
Jet Engine	44%
Airframe	21%
Government & Defense	14%

Total Aerospace & Defense	79%

Our HPMC segment’s principal competitors include: Berkshire Hathaway Inc., for nickel-based alloys and superalloys and specialty steel alloys, titanium and titanium-based alloys and precision forgings through its ownership of Precision Castparts Corporation and its subsidiaries; Arconic Inc., for titanium and titanium-based alloys and precision forgings through its ownership of RTI International Metals, Inc. and Firth Rixson; Carpenter Technology Corporation for nickel-based alloys and superalloys and specialty steel alloys; VSMPO-AVISMA for titanium and titanium-based alloys; and Aubert & Duval for precision forgings.

Flat Rolled Products Segment (42% of 2018 revenue)

Our FRP segment produces nickel-based alloys, specialty alloys, titanium and titanium-based alloys and stainless steel in a variety of product forms including plate, sheet, engineered strip, and Precision Rolled Strip® products. The major end markets for our flat-rolled products are oil & gas, automotive, aerospace & defense, food equipment & appliances, consumer electronics, and construction/mining. The operations in this segment include ATI Flat Rolled Products and the joint venture company known as Shanghai STAL Precision Stainless Steel Company Limited in China, in which we hold a 60% interest. Segment results also include our 50% interest in the industrial titanium joint venture known as Uniti LLC and our 50% interest in the Allegheny & Tsingshan Stainless joint venture.

Our FRP segment’s revenue by market for the nine months ended September 30, 2019 is set forth below:

Our FRP segment produces a wide variety of products from several materials. Nickel-based alloy sheet and plate products are primarily used in oil & gas applications where customers require a high level of corrosion protection. Our titanium-based products are mainly used in aerospace & defense applications where material strength and light weight are paramount. Precision Rolled Strip® and engineered strip products, which are under 0.015 inches thick, are used by customers to fabricate a variety of products primarily in the consumer electronics, automotive, and construction markets. Our FRP segment’s standard stainless sheet products are used in a wide variety of industrial and consumer applications. In the year ended December 31, 2018, approximately 75% of our stainless sheet products by volume were sold to independent service centers, which have slitting, cutting or other processing facilities, with the remainder sold directly to end-use customers.

High-value products (“HVP”) make up 70% of our FRP segment’s revenue for the nine months ended September 30, 2019, compared to 51% for the twelve months ended December 31, 2014. Our FRP segment’s revenue by product over the past 5 years is set forth below:

Our FRP segment’s principal competitors include domestic stainless steel competitors North American Stainless, Outokumpu Stainless USA, LLC and AK Steel Corporation, as well as imports from numerous foreign producers, including Aperam, based in Europe. Competitors for nickel-based alloys and superalloys and specialty steel alloys include Haynes International and VDM Metals GmbH.

Our End Use Markets

Aerospace & Defense (49% of 2018 revenue).   We are a world leader in the production of specialty materials and components for both commercial and military jet engines and airframes supporting customer needs for initial build requirements and for spare parts. Through alloy development, internal growth efforts, and long-term supply agreements on current and next-generation jet engines and airframes, we are well positioned with a fully qualified asset base to meet the expected multi-year demand growth from the commercial aerospace market and we have well-developed relationships with global, blue-chip customers in the aerospace & defense markets, including all major aircraft and jet engine OEMs and their suppliers.

Typical aerospace applications for nickel-based alloys and superalloys and advanced metallic powders include jet engine shafts, discs, blades, vanes, rings and casings. Nickel-based alloys and superalloys remain extremely strong at high temperatures and resist degradation under extreme conditions. The next generation jet engines use advanced nickel-based superalloys and metallic powder alloys to meet increased fuel efficiency requirements delivered through hotter-burning engines. Our specialty materials are also used in the manufacture of aircraft landing gear and structural components.

We are a global industry leader in iso-thermal and hot-die forging technologies for the aerospace industry. We produce highly sophisticated components that have differing mechanical properties across a single product unit and that are highly resistant to fatigue and temperature effects. Our precision forgings are used for jet engine components, structural components for aircraft, helicopters, launch vehicles, and other demanding applications. We provide a full range of post-production inspection and machining with the certified quality needed to meet demanding application requirements.

Products and components made from titanium and titanium-based alloys including jet engine components such as blades, vanes, discs and casings, and airframe components such as structural members, landing gears, hydraulic systems, and fasteners, are critical in aerospace applications. These materials and components possess an extraordinary combination of properties that help to increase jet engine fuel efficiency and product longevity, including superior strength-to-weight ratio, elevated temperature resistance, low coefficient of thermal expansion, and extreme corrosion resistance.

Our specialty materials and components for government aerospace and defense applications include naval nuclear products, military jet engines, fixed wing and rotorcraft products and armor applications. We expect to increase our sales in government defense applications in future years, including through our long-term supply agreements with General Dynamics Land Systems for titanium-based armor plate products for both U.S. and U.K. military ground defense vehicles and with BWX Technologies to supply materials required for naval nuclear propulsion.

We continuously seek to develop and manufacture innovative new alloys to better serve the needs of the aerospace & defense markets. For example, ATI 718Plus® nickel-based superalloy, Rene 65 near-powder superalloy and our powder alloys have won significant share in the current and next-generation jet engines. Our metallic powder technology delivers alloy compositions and refined microstructures that offer increased performance and longer useful lives in high-temperature aerospace environments as well as improving the efficiency of jet engines. Our metallic powder products deliver the most uniform grain structure achievable in near-net shapes. We continue to increase our production capacity for advanced metallic powders for use in next-generation aerospace products, including additive manufacturing applications. In 2018, we acquired the assets of Addaero Manufacturing, a leader in metal alloy-based additive manufacturing, to expand our capabilities to provide comprehensive customer solutions ranging from the design of parts for additive manufacturing to the production of ready-to-install components. Our nickel-based powder alloy expansion in North Carolina was completed in 2017 and achieved initial commercial qualifications in early 2018. In 2018, we made capital investments for a titanium powder expansion located on the same site, as well as for the installation of our fourth iso-thermal press and expansion of our heat treating capacity at our Iso-Thermal Forging Center of Excellence in Cudahy, Wisconsin.

Over the past several years, we have entered into long-term agreements (each, an “LTA”) with certain of our customers for our specialty materials, including powders, parts and components, to reduce their supply uncertainty, including several LTAs with aerospace market OEMs. These LTAs are expected to drive our HPMC segment’s growth trajectory for the next several years and are for the sale of our specialty materials, parts and components that are required for both next-generation and legacy aircraft platforms, including jet engines. Our LTAs include, among others, a titanium products supply agreement for aircraft airframes and structural components with Boeing, which extends into the next decade. Revenues and profits associated with these titanium products covered by the Boeing LTA are included primarily in the results for our HPMC segment. We also have LTAs with GE Aviation for the supply of premium titanium alloys, nickel-based alloys and vacuum-melted specialty alloys products for commercial and military jet engine applications and with Snecma (Safran) for the supply of premium titanium alloys, nickel-based alloys, vacuum melted specialty alloys and titanium investment castings for commercial and military jet engine applications. In addition, we have LTAs with Rolls-Royce plc for the supply of disc-quality products and precision forgings for commercial jet engine applications. In 2017, we entered into a new LTA with United Technologies Corporation to supply its Pratt & Whitney subsidiaries with iso-thermal forgings and powder alloys for next-generation commercial and military jet engines, as well as for structural components for airframe applications. We also supply products to other important parts of the aviation market such as helicopters and rotary engine fixed wing aircraft.

Oil & Gas (13% of 2018 revenue).   The environments in which oil & gas can be found in commercial quantities have become more challenging, involving deep offshore wells, high pressure and high temperature conditions in sour wells and unconventional sources, such as shale oil & gas and oil sands. The challenging offshore environments are often located further off the continental shelf, including locations in arctic and tropical waters, which present more difficult drilling conditions than many previously-sourced locations. These offshore drilling locations are often more than one mile below the water’s surface, and up to two miles below the ocean floor. We enable our customer’s success in these applications by developing and producing specialty materials for equipment that can operate for up to 30 years in these harsh environments.

Our specialty materials, including nickel-based alloys, stainless and duplex alloys and other specialty alloys, have the strength and corrosion-resistant properties necessary to meet these challenging operating conditions. Several of our strip and plate products meet NORSOK qualification standards, which are developed by the Norwegian petroleum industry and are intended to identify materials used in oil and gas applications that are safe and cost-effective.

Energy (6% of 2018 revenue).   Our specialty materials are widely used in the global electrical power generation and distribution industries. We believe energy needs and environmental policies and the electrification of developing countries will continue to drive demand for our specialty materials and products for use in this industry over the long term.

Our specialty materials, including corrosion-resistant alloys (“CRAs”), are used in coal, nuclear, natural gas and electrical power generation applications. In coal-fired plants, our CRAs are used for pipe, tube, and heat exchanger applications in water systems, as well as in pollution control scrubbers. Our CRAs are also used in pollution control scrubbers used in marine shipping applications, as well as in water systems, fuel cladding components, and process equipment for nuclear power plants. For nuclear power plants, we are an industry pioneer in producing nuclear reactor fuel cladding and structural components utilizing zirconium and hafnium alloys. We are a technology leader for large diameter components used in natural gas land-based turbines for power generation. For alternative energy generation, our alloys are used for solar, fuel cell and geothermal applications.

Medical (5% of 2018 revenue).   Our advanced specialty materials are used in medical device products that enhance the quality of people’s lives around the world. Our specialty alloys are used for replacement knees, hips and other prosthetic devices. The use of our alloys in these replacement devices offer the potential of longer product lifespans versus previous implant generations. Our biocompatible nickel-titanium shape memory alloy is used for stents to support collapsed or clogged blood vessels. Reduced in diameter for insertion, these stents expand post-implant to the original tube-like shape due to the metal’s superelasticity. In addition, our ultra fine diameter (0.002 inch/0.051 mm) titanium wire is used for screens to prevent blood clots from entering critical areas of the body.

Manufacturers of magnetic resonance imaging (“MRI”) devices rely on our niobium-titanium superconducting wire to help produce electromagnetic fields that allow physicians to safely scan the body’s soft tissue. We recently announced that we entered into a joint technology development agreement with Bruker Energy & Supercon Technologies to advance state-of-the-art niobium-based superconductors, including those used in MRI magnets for the medical industry and preclinical MRI magnets used in the life-science tools industry.

Our Competitive Advantages

We are a market leader in manufacturing differentiated products that require our materials science capabilities and unique process technologies, including our new product development competence. Our diverse and differentiated product line requires a multitude of capabilities that allows us to provide comprehensive customer solutions. The process capabilities of our diverse product portfolio are set forth below:

Backlog

We maintained a backlog of confirmed orders totaling $2.3 billion and $2.2 billion at September 30, 2019 and December 31, 2018, respectively. Due to the structure of our LTAs, approximately 75% of our backlog at September 30, 2019 represented booked orders with performance obligations that we expect to be satisfied within the next 12 months.

Our HPMC segment’s backlog of confirmed orders was approximately $2.0 billion at December 31, 2018 and $1.9 billion at December 31, 2017. We expect that approximately 85% of the confirmed orders on hand at December 31, 2018 for this segment will be filled during the year ending December 31, 2019. Our FRP segment’s backlog of confirmed orders was approximately $0.2 billion at both December 31, 2018 and December 31, 2017. We expect that all of the confirmed orders on hand at December 31, 2018 for this segment will be filled during the year ending December 31, 2019.

Raw Materials and Supplies

Substantially all raw materials and supplies required in the manufacture of our products are available from more than one supplier, and the sources and availability of raw materials essential to our businesses are currently adequate. The principal raw materials we use in the production of our specialty materials are scrap (including iron-, nickel-, chromium-, titanium- and molybdenum-bearing scrap), nickel, titanium sponge, zirconium sand and sponge, ferrochromium, ferrosilicon, molybdenum and molybdenum alloys, manganese and manganese alloys, cobalt, niobium, vanadium and other alloying materials. While we enter into raw materials futures contracts from time to time to hedge exposure to price fluctuations, such as for nickel, we cannot be certain that our hedge position adequately reduces exposure. We believe that we have adequate controls to monitor these contracts, but we may not be able to accurately assess exposure to price volatility in the markets for critical raw materials.

ATI has entered into long-term cost competitive supply agreements with several producers of premium-grade and standard-grade titanium sponge. Other raw materials, such as nickel, cobalt and ferrochromium, are available to us and our specialty materials industry competitors primarily from foreign sources. We purchase our nickel requirements principally from producers in Australia, Canada, Norway, Russia and the Dominican Republic. Zirconium raw materials are primarily purchased from the United States and China. Cobalt is purchased primarily from producers in Canada. More than 80% of the world’s reserves of ferrochromium are located in South Africa, Zimbabwe, Albania and Kazakhstan. Niobium is purchased principally from producers in Brazil, and our titanium sponge comes from sources in Japan and Kazakhstan.

Organizational Structure

The following diagram depicts (on a condensed basis) our anticipated corporate structure as of September 30, 2019 after giving effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom, together with cash on hand, to fund a redemption of all of our outstanding 2021 Notes (as described under “Use of Proceeds”):

(1)	Allegheny Technologies Incorporated is a guarantor of the 6.95% Debentures due 2025 issued by Allegheny Ludlum LLC and a guarantor under our existing senior secured credit facilities.
(2)	Allegheny Operating Holdings, LLC and certain of our other domestic subsidiaries are guarantors under our existing senior secured credit facilities.
(3)	Allegheny Ludlum, LLC and certain of our other domestic subsidiaries are borrowers under our existing senior secured credit facilities.
(4)

Our asset-based revolving credit facility provides for aggregate borrowings of up to $500 million. Borrowing availability under the facility is reduced on a dollar-for-dollar basis by the amount of any outstanding letters of credit under the facility. As of September 30, 2019, we had no outstanding borrowings under the facility, and approximately $35.3 million of letters of credit were outstanding under the facility.

(5)

Our delayed draw term loan facility is available until June 30, 2020. If drawn, term loans under the facility will mature on September 30, 2024. As of September 30, 2019, we had no outstanding loans under the facility.

Corporate Information

We were incorporated in Delaware in 1996. Our principal executive offices are located at 1000 Six PPG Place, Pittsburgh, Pennsylvania, telephone (412) 394-2800. Our website address is www.atimetals.com. The information on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Allegheny Technologies Incorporated.

Securities Offered	$350,000,000 aggregate principal amount of our 5.875% Senior Notes due 2027.

Maturity	The notes will mature on December 1, 2027, unless earlier redeemed or repurchased.

Interest Rate	The notes will bear interest at 5.875 percent per year. Interest will accrue from November 22, 2019.

Interest Payment Dates	June 1 and December 1 of each year, beginning on June 1, 2020.

Optional Redemption	Prior to December 1, 2022, we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium (as defined herein) as of, and accrued and unpaid interest to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after December 1, 2022, we may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption prices set forth in this prospectus supplement, plus accrued interest on the principal amount of the notes to be redeemed to, but not including, such redemption date. See “Description of Notes — Optional Redemption.”

In addition, at any time prior to December 1, 2022, we may, at our option and at any time, redeem up to 35.0% of the aggregate principal amount of notes at a redemption price equal to 105.875% of the aggregate principal amount thereof, plus accrued interest on the principal amount of the notes to be redeemed to, but not including, such redemption date, with the net proceeds of one or more Equity Offerings (as defined herein); provided that at least 65% of the aggregate principal amount of notes remain outstanding immediately after the occurrence of each such redemption.

See “Description of Notes — Optional Redemption.”

Offer to Repurchase upon a Change of Control Repurchase Event	If a change of control repurchase event occurs with respect to the notes, we will be required, subject to certain conditions, to offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

Covenants	We will issue the notes under a senior indenture between us and The Bank of New York Mellon, as trustee. The senior indenture includes covenants that limit:

•	our ability and the ability of our domestic subsidiaries to create or permit liens;

•	our ability and the ability of our domestic subsidiaries to enter into sale and leaseback transactions;

•	the ability of our domestic subsidiaries to guarantee our indebtedness; and

•	our ability to consolidate or merge with or into other companies or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications described under “Description of Notes — Covenants” and “Description of Notes — Merger, Consolidation or Sale of Assets.”

Events of Default	If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking	The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. We conduct a significant portion of our business through our subsidiaries. None of our subsidiaries will guarantee the notes.

As of September 30, 2019, after giving effect to this offering and the application of the proceeds from this offering as described under the caption “Use of Proceeds,” ATI would have had an aggregate of approximately $1.12 billion of indebtedness outstanding, none of which would be secured. As of September 30, 2019, our subsidiaries had an aggregate of approximately $269.4 million of indebtedness outstanding, principally comprised of the $100 million term loan outstanding under our existing senior secured credit facility and $150 million in unsecured 6.95% Debentures due 2025 issued by our wholly owned subsidiary Allegheny Ludlum LLC and guaranteed by ATI. In addition, our subsidiaries had ability to borrow an additional $564.7 million under the existing senior secured credit facility, which borrowings would be secured. See “Summary - Organizational Structure” and “Risk Factors.”

Use of Proceeds	We intend to use the net proceeds of this offering, together with cash on hand, to redeem all of our outstanding 5.95% Senior Notes due 2021 (the “2021 Notes”). This prospectus supplement is not a notice of redemption with respect to the 2021 Notes. See “Use of Proceeds.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Investors may elect to hold interests in the notes through DTC, Clearstream or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated securities, except in limited circumstances.

Absence of Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

Material U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Material U.S. Federal Income Tax Considerations.”

Trustee	The Bank of New York Mellon.

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus in deciding whether to purchase the notes.

Summary Consolidated Financial Data

We derived the summary consolidated financial data shown below as of December 31, 2016, 2017 and 2018 and for each of the years then ended from our audited consolidated financial statements. We derived the summary consolidated financial data as of September 30, 2019 and 2018 and for each of the nine month periods then ended from our unaudited consolidated financial statements. The unaudited consolidated financial statements from which we derived this data were prepared on the same basis as the audited consolidated financial data and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our consolidated results of operations and financial condition as of the periods presented. The results of operations for interim periods are not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2016	2017	2018	2018	2019
	(Dollars in millions)
				(Unaudited)
Statement of operations data:
Sales	$3,134.6	$3,525.1	$4,046.6	$3,008.7	$3,103.9
Cost of sales	2,911.8	3,028.1	3,416.3	2,526.0	2,635.4

Gross profit	$222.8	$497.0	$630.3	$482.7	$468.5
Selling and administrative expenses	240.8	248.0	268.2	195.3	200.9
Impairment of goodwill	—	114.4	—	—	—
Restructuring charges	523.8	—	—	—	—

Operating income (loss)	$(541.8)	$134.6	$362.1	$287.4	$267.6
Nonoperating retirement benefit expense	70.6	54.3	33.9	25.5	55.2
Interest expense, net	124.0	133.8	101.0	75.8	74.9
Debt extinguishment charge	—	37.0	—	—	—
Other income, net	(2.4)	(4.0)	(20.5)	(22.4)	(82.9)

Income (loss) before income taxes	$(734.0)	$(86.5)	$247.7	$208.5	$220.4
Income tax provision (benefit)	(106.9)	(6.8)	11.0	16.8	10.3

Net income (loss)	$(627.1)	$(79.7)	$236.7	$191.7	$210.1
Less: Net income attributable to noncontrolling interests	13.8	12.2	14.3	10.4	9.0

Net income (loss) attributable to ATI	$(640.9)	$(91.9)	$222.4	$181.3	$201.1

Balance sheet data (at end of period):
Working capital	$1,057.8	$1,203.1	$1,409.8	$1,391.8	$1,659.1
Total assets	5,170.0	5,185.4	5,501.8	5,389.0	5,628.9
Long-term debt	1,771.9	1,530.6	1,535.5	1,535.3	1,541.7
Total debt	1,877.0	1,540.7	1,542.1	1,551.9	1,553.8
Cash and cash equivalents	229.6	141.6	382.0	153.5	511.3
Total ATI Stockholders’ equity	1,355.2	1,739.4	1,885.7	1,980.2	2,168.0

	Year Ended December 31,			Nine Months Ended September 30,
	2016	2017	2018	2018	2019
	(Dollars in millions)
				(Unaudited)

Cash flow information:
Cash flow provided by (used in) operating activities	$(43.7)	$22.4	$392.8	$116.6	$(10.0)
Cash flow provided by (used in) investing activities	(200.0)	(119.6)	(145.1)	(109.1)	149.4
Cash flow provided by (used in) financing activities	323.5	9.2	(7.3)	4.4	(10.1)
Purchase of property, plant and equipment	(202.2)	(122.7)	(139.2)	(101.3)	(98.1)

Other data:
EBITDA (unaudited)(1)	$(439.7)	$208.1	$505.1	$401.4	$409.9
Adjusted EBITDA (unaudited)(1)	$177.3	$359.5	$505.5	$401.8	$409.9

(1)

We define EBITDA as net income (loss) before interest expense and income taxes, plus depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding significant non-cash charges or credits, including goodwill impairment charges, restructuring charges including long-lived asset impairments, OPEB/pension curtailment and settlement gains and losses, qualification and excess operating costs for the Rowley, UT premium-quality (PQ) titanium sponge production facility, costs associated with work stoppage and return-to-work provisions of collective bargaining agreements, and debt extinguishment charges. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. Interest expense, net as presented includes reductions for interest expense capitalized on construction in progress and is net of interest income. We have presented EBITDA and Adjusted EBITDA in this prospectus supplement solely as supplemental disclosures because we believe they allow for a more complete analysis of our results of operations. We believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as alternatives to, a measure of operating performance as determined in accordance with generally accepted accounting principles. The definitions of EBITDA and Adjusted EBITDA will differ from the amounts calculated under the definition of Consolidated EBITDA that is contained in our currently outstanding credit facility. EBITDA and Adjusted EBITDA are calculated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2016	2017	2018	2018	2019
	(Dollars in millions)
	(Unaudited)
Net income (loss)	$(627.1)	$(79.7)	$236.7	$191.7	$210.1
Interest expense, net	124.0	133.8	101.0	75.8	74.9
Income tax provision (benefit)	(106.9)	(6.8)	11.0	16.8	10.3
Depreciation and amortization	170.3	160.8	156.4	117.1	114.6

EBITDA	(439.7)	208.1	505.1	401.4	409.9

Restructuring costs(a)	523.8	—	—	—	—
Retirement benefits curtailment/settlement costs(b)	3.4	—	0.4	0.4	—
Titanium sponge PQ qualification/excess Rowley costs(c)	41.0	—	—	—	—
Work stoppage impact(d)	48.8	—	—	—	—
Impairment of goodwill(e)	—	114.4	—	—	—
Debt extinguishment charge(f)	—	37.0	—	—	—

Adjusted EBITDA	$177.3	$359.5	$505.5	$401.8	$409.9

(a)	Restructuring costs for the year ended December 31, 2016 related primarily to the indefinite idling of the Rowley, Utah titanium sponge production facility.
(b)

Retirement benefits curtailment/settlement costs for the year ended December 31, 2016 related to both pension and other postretirement benefits for USW-represented employees associated with the permanent idling of our FRP segment’s Midland, Pennsylvania commodity stainless melt and finishing operations and Bagdad, Pennsylvania grain-oriented steel finishing facility that occurred in the fourth quarter of 2016. Retirement benefits curtailment/settlement costs for the year ended December 31, 2018 and for the nine months ended September 30, 2018 related to pension benefit increases for prior service for collectively bargained employees who were hard frozen in the pension plan as a result of the June 2018 collective bargaining.

(c)

Titanium sponge PQ qualification/excess Rowley costs for the year ended December 31, 2016 related to excess production costs following the indefinite idling of the Rowley, Utah titanium sponge production facility and related non-cash net realizable value inventory charges.

(d)

Work stoppage impact for the year ended December 31, 2016 related to operating inefficiencies and contractual obligations associated with the work stoppage and return to work of represented employees as a result of the seven-month work stoppage associated with USW labor agreement negotiations that concluded in March 2016, which predominantly affected our FRP segment’s operations.

(e)

Goodwill impairment for the year ended December 31, 2017 was for the Cast Products business in our HPMC segment, as disclosed in Note 5 to our audited consolidated financial statements in the 2018 Annual Report on Form 10-K.

(f)	The debt extinguishment charge for the year ended December 31, 2017 was for the full redemption of our 9.375% Senior Notes due 2019.

RISK FACTORS

You should carefully consider the following factors and those described in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018 and any of our subsequently filed Quarterly Reports on Form 10-Q, as well as the other information contained or incorporated by reference in this prospectus supplement, before deciding to invest in the notes. Any of these risks or other risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, financial condition, results of operations and cash flow, which could in turn materially adversely affect the price of the notes. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of the notes could decline and you may lose all or part of your investment.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described below and elsewhere in this prospectus supplement and the documents incorporated by reference. Please see “Forward-Looking Statements.”

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We currently have and, after this offering, will continue to have a significant amount of indebtedness. As of September 30, 2019, after giving effect to this offering and the application of the proceeds from this offering as described under the caption “Use of Proceeds,” our total consolidated indebtedness would have been approximately $1.4 billion (excluding accounts payable, accrued expenses, other liabilities, variable interest entity liabilities and unfunded commitments, including $464.7 million of availability under our revolving credit facility and $100.0 million of availability under our delayed draw term loan). This substantial level of indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the notes.

Our substantial indebtedness could have important consequences to you and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, our strategic growth initiatives and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the agreements that govern our current indebtedness contain, and the agreements that may govern any future indebtedness that we may incur may contain, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

Despite our substantial current indebtedness, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including pursuant to a capital markets transaction such as a notes offering, as well as additional secured indebtedness that would be structurally senior to the notes. Furthermore, neither the base indenture nor the supplemental indenture establishing the terms of the notes limits the amount of debt that we or our subsidiaries may issue. As of September 30, 2019, after giving effect to this offering and the application of the proceeds from this offering as described under the caption “Use of Proceeds,” we and our subsidiaries would have had approximately $1.4 billion of total indebtedness outstanding on a consolidated basis. In addition, our subsidiaries would have had the ability to borrow an additional $564.7 million under the facility. Adding new indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the notes.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. None of our subsidiaries will initially guarantee the notes. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes. As of September 30, 2019, our subsidiaries had approximately $269.4 million of total indebtedness outstanding and the ability to borrow an additional $564.7 million under the facility, to which the notes would have been structurally subordinated.

The notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes will initially not be guaranteed by any of our subsidiaries and are therefore structurally subordinated to the indebtedness and other liabilities of our subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The notes are subject to prior claims of secured creditors.

The notes will be unsecured, ranking equally in right of payment with our other unsecured and unsubordinated indebtedness and will be effectively subordinated in right of payment to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness. Our obligations under our existing credit facility are secured by each loan party’s respective (i) accounts receivable and inventory and (ii) solely to the extent related to such accounts receivable and inventory, proceeds, supporting obligations, chattel paper, documents, electronic chattel paper, general intangibles, instruments, deposit accounts, commercial tort claims, and letter-of-credit rights. The base indenture and supplemental indenture governing the notes and the credit agreement governing our existing credit facility permit us to incur secured indebtedness under specified circumstances, and the amounts incurred could be substantial. If we incur any indebtedness secured by our assets, these assets could be subject to the prior claims of secured creditors. As of September 30, 2019, after giving effect to this offering and the application of the proceeds from this offering as described under the caption “Use of Proceeds,” ATI would have had approximately $1.12 billion of total indebtedness outstanding, none of which is secured. As of September 30, 2019, our subsidiaries had an aggregate of approximately $269.4 million of indebtedness outstanding, principally comprised of the $100 million term loan outstanding under our existing senior secured credit facility and $150 million in unsecured 6.95% Debentures due 2025 issued by our wholly owned subsidiary Allegheny Ludlum LLC and guaranteed by ATI. In addition, our subsidiaries had the ability to borrow an additional $564.7 million under the facility, which borrowings would be secured.

In the event of a bankruptcy, liquidation or similar proceeding, our pledged assets would be available to satisfy obligations of the secured indebtedness before any payment could be made on the notes. As a result, the notes will be effectively subordinated to any secured indebtedness that we may have. To the extent that such pledged assets cannot satisfy such secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes.

Some significant transactions may not constitute a change of control repurchase event for purposes of the notes in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a change of control repurchase event as described under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the notes. However, the change of control repurchase event provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us will generally not constitute a change of control repurchase event requiring us to repurchase the notes. In the event of any such transaction, we will not be required to offer to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, thereby adversely affecting the holders of notes, including by decreasing the trading prices for the notes.

You may not be able to determine when a change of control repurchase event has occurred.

Unless we have exercised our right to redeem the notes, a change of control repurchase event, as defined in the indenture governing the notes, will require us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer or conveyance of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon a change of control repurchase event, as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the notes. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture. The occurrence of a change of control repurchase event would also constitute an event of default under our revolving credit facility and may constitute an event of default under the terms of the agreements governing our other indebtedness. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

The notes do not contain restrictive covenants requiring us to maintain any minimum financial results, and we may incur substantially more debt or take other actions that ultimately may affect our ability to satisfy our obligations under the notes.

Other than as described in this prospectus supplement under “Description of Notes — Covenants” and in the accompanying prospectus under “Description of Notes — Merger, Consolidation or Sale of Assets,” the notes are not subject to any restrictive covenants, and we are not restricted from paying dividends or issuing or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

Further, holders of the notes should have a reasonable expectation that, subject to certain exceptions described in the indenture, the base indenture or the supplemental indenture establishing the terms of the notes, or the notes themselves, may be amended, supplemented or waived from time to time in accordance with their respective terms and that such amendments, supplements or waivers will be binding on all holders of each applicable series of notes. See “Description of Debt Securities — Modification of the Indentures” in the accompanying prospectus. For these reasons, you should not consider any covenants in the base indenture or the supplemental indenture establishing the terms of the notes as a significant factor in evaluating whether to invest in the notes.

Our board of directors may determine that a property of ours is not a Principal Property (as defined in the supplemental indenture) and therefore not subject to certain covenants applicable to the notes.

The supplemental indenture governing the notes will include covenants that, among other things, limit our ability to issue, assume or guarantee any indebtedness if that indebtedness is secured by any lien upon any Principal Property (as defined in the supplemental indenture), or portion thereof, of ours without effectively securing the notes equally and ratably with that indebtedness, so long as such indebtedness is so secured. Such covenants are the only limit in the notes on our ability to incur secured debt that would be effectively senior to the notes to the extent of the value of the collateral. See “Description of Notes — Covenants.” The supplemental indenture will provide that a Principal Property means any manufacturing plant or other similar facility owned by us, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent of Consolidated Net Tangible Assets (as defined in the supplemental indenture) except (A) any such plant or facility which our board of directors determines is not of material importance to the total business conducted, or assets owned, by us as an entirety or (B) any portion of any such plant or facility which our board of directors determines not to be of material importance to the use or operation thereof. Although it has not yet done so, under the terms of the supplemental indenture governing the notes, our board of directors may determine from time to time after the issuance of the notes that a property of ours is not of material importance to the total business conducted, or assets owned, by us and our U.S. domestic, consolidated subsidiaries as an entirety and, therefore, is not a Principal Property, meaning that such property would no longer be subject to the covenant in the supplemental indenture that limits our ability to incur indebtedness secured by a lien on that property. Any such secured indebtedness incurred by us would be effectively and/or structurally senior to the notes.

There may be no active trading market for the notes.

The notes are a new issue of securities for which there is no established market. Accordingly, any or all of the following may occur:

•	no liquid market for the registered notes may develop;

•	you may be unable to sell your notes; or

•	the price at which you will be able to sell the notes may be lower than their principal amount or purchase price.

If a public market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, the then-current ratings assigned to the notes and our financial performance. We do not intend to list the notes on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the notes is currently anticipated.

Redemption may adversely affect your return on the notes.

We have the right to redeem the notes prior to maturity, as described under “Description of Notes — Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

Future funding requirements may affect our business.

New sources of capital may be needed to meet the funding requirements of future investments in operating assets or other acquisitions, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future prices as well as our operational performance, cash flow and debt position, among other factors. We may determine that it may be necessary or preferable to issue additional debt or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us. In the event of lower prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, and retire or service our outstanding debt could be significantly constrained.

Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our future borrowing costs and adversely affect the market price of our existing securities, including the notes, or otherwise impair our business, financial condition and results of operations.

There can be no assurance that any rating assigned to any of our securities will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in that rating agency’s judgment, circumstances so warrant. A downgrade of our credit ratings could adversely affect the market price of our securities, including the notes, result in an increase to our cost of financing, including with respect to the notes, limit our access to the capital or credit markets or otherwise adversely affect the availability of other new financing on favorable terms, result in more restrictive covenants in agreements governing the terms of any future indebtedness that we incur, increase our future cost of borrowing, or impair our business, financial condition and results of operations.

Current global financial conditions could adversely affect the availability of new financing and our operations.

Current global financial conditions have been characterized by increased market volatility. Continued volatility in the capital and credit markets, which impacts interest rates, currency exchange rates, and the availability of credit, could adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us or have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $344.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering together with cash on hand to fund a redemption of all of the outstanding 2021 Notes, which were issued in 2011 and of which $500.0 million aggregate principal amount is outstanding as of the date of this prospectus supplement, in accordance with the terms of the indenture governing the 2021 Notes. This prospectus supplement is not a notice of redemption with respect to the 2021 Notes.

The 2021 Notes mature on January 15, 2021, and interest on the 2021 Notes accrues at a rate of 5.95%, resulting in a redemption premium of approximately $20.5 million, subject to changes in market rates, in connection with our intended redemption of all of the outstanding 2021 Notes.

Until the net proceeds from this offering are applied as described above, we may invest proceeds in short-term, investment grade interest-bearing securities or in obligations of, or guaranteed by, the U.S. government.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2019:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to the offering of notes hereunder and the application of the net proceeds therefrom, together with cash on hand, to fund a redemption of all of the outstanding 2021 Notes, as described under the caption “Use of Proceeds.”

This table should be read in conjunction with our historical consolidated financial statements, including the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as any related free writing prospectus.

	As of September 30, 2019
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$511.3	$322.2 (1)

Total debt (including current portion of long-term debt):
Revolving credit facility(2)	$—	$—
Term loan	100.0	100.0
Delayed draw term loan(3)	—	—
5.875% Senior Notes due 2027 (offered hereby)	—	350.0
4.75% Convertible Senior Notes due 2022	287.5	287.5
5.95% Senior Notes due 2021	500.0	—
5.875% Senior Notes due 2023(a)	500.0	500.0
Allegheny Ludlum 6.95% Debentures due 2025	150.0	150.0
Other debt, including debt issuance costs	16.3	11.5

Total debt	1,553.8	1,399.0

(a) bearing interest at 7.875% effective February 15, 2016

Stockholders’ equity:
Preferred stock, par value $0.10; 50,000,000 shares authorized; issued – none	—	—
Common stock, par value $0.10; 500,000,000 shares authorized; 126,695,171 shares issued; 126,085,348 shares outstanding	12.7	12.7
Additional paid-in-capital	1,612.1	1,612.1
Retained earnings	1,622.8	1,601.5
Treasury stock, at cost; 609,823 shares	(18.2)	(18.2)
Accumulated other comprehensive loss, net of tax	(1,061.4)	(1,061.4)

Total ATI stockholders’ equity	2,168.0	2,146.7
Noncontrolling interests	111.9	111.9

Total stockholders’ equity	2,279.9	2,258.6

Total ATI capitalization	$3,833.7	$3,657.6

(1)

With respect to the redemption of the 2021 Notes, assumes a settlement date of late December 2019 and make whole price of 104.092%, resulting in accrued interest and make-whole payments totaling $33.8 million.

(2)

Our asset-based revolving credit facility provides for aggregate borrowings of up to $500 million. Borrowing availability under the facility is reduced on a dollar-for-dollar basis by the amount of any outstanding letters of credit under the facility. As of September 30, 2019, we had no outstanding borrowings under the facility, and approximately $35.3 million of letters of credit were outstanding under the facility.

(3)

Our $100 million delayed draw term loan facility is available until June 30, 2020. If drawn, term loans under the facility will mature on September 30, 2024. As of September 30, 2019, we had no outstanding loans under the facility.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.”

In this Description of Notes, the terms “ATI,” the “Company,” “we,” “us” and similar words refer only to Allegheny Technologies Incorporated and not to any of its subsidiaries. The notes constitute a separate series of debt securities under the senior indenture.

The notes will be issued under a senior indenture dated as of June 1, 2009 (the “base indenture”), between us and The Bank of New York Mellon, as trustee, as heretofore supplemented and as supplemented by a supplemental indenture to be executed as of November 22, 2019 (as so supplemented, the “senior indenture”). The senior indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed the base indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the senior indenture and the notes. It does not restate the senior indenture or the terms of the notes in their entirety. We urge you to read the senior indenture and the notes because the senior indenture and the notes, and not this description, define the rights of noteholders.

General

The notes:

•	will be our senior unsecured obligations;

•	will mature on December 1, 2027;

•	will be subject to redemption at our option as described under the caption “— Optional Redemption”;

•	initially will be limited to $350,000,000 in aggregate principal amount, subject to our right to “re- open” the notes as described under the caption “— Additional Issuances”;

•	will not have the benefit of any sinking fund;

•	will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form but in certain limited circumstances may be represented by notes in certificated form. See “— Book-Entry Issuance.”

Interest on the notes will:

•	initially accrue at the rate of 5.875% per annum;

•	accrue from November 22, 2019 or the most recent interest payment date on which interest was paid;

•	be payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2020;

•	be payable to the holders of record on May 15 and November 15, as the case may be, immediately preceding the related interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders.

As of September 30, 2019, we had an aggregate of approximately $1.6 billion of indebtedness outstanding, none of which was secured. As of September 30, 2019, after giving effect to this offering and the application of the proceeds from this offering as described under the caption “Use of Proceeds,” ATI would have had an aggregate of approximately $1.12 billion of indebtedness outstanding, none of which would be secured. As of September 30, 2019, our subsidiaries had approximately $269.4 million of total indebtedness outstanding, principally comprised of the $100 million term loan outstanding under our existing senior secured credit facility and $150 million in unsecured 6.95% Debentures due 2025 issued by our wholly owned subsidiary Allegheny Ludlum LLC and guaranteed by ATI. In addition, our subsidiaries had the ability to borrow an additional $564.7 million under the facility, which borrowings would be secured.

Additional Issuances

We may issue additional notes, without limitation and without your consent, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. If we issue additional notes of the series offered by this prospectus supplement under the senior indenture, they will have the same terms and conditions as the notes being offered by this prospectus supplement in all respects (except for the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes issued under this prospectus supplement.

Optional Redemption

In addition to the provisions set forth below under “— Purchase of Notes upon a Change of Control Repurchase Event,” prior to December 1, 2022, we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after December 1, 2022, we may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued interest on the principal amount of the notes to be redeemed to such redemption date, if redeemed during the twelve-month period beginning on or after December 1 of each of the years indicated below:

Year	Redemption Price
2022	102.938%
2023	101.469%
2024 and thereafter	100%

In addition, at any time prior to December 1, 2022, we may, at our option and at any time or from time to time, redeem up to 35.0% of the aggregate principal amount of notes (calculated giving effect to any issuance of additional notes) at a redemption price equal to 105.875 % of the aggregate principal amount thereof, plus accrued interest on the principal amount of the notes to be redeemed to such redemption date, with the net proceeds of one or more Equity Offerings (within 180 days of the consummation of each such Equity Offering); provided that at least 65% of the original aggregate principal amount of notes (calculated giving effect to any issuance of additional notes) remain outstanding immediately after the occurrence of each such redemption.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all of the notes are redeemed at any time, the trustee will select notes by such method as the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Applicable Premium” means, with respect to the Notes at the redemption date, the greater of (i) 1% of the principal amount of the notes and (ii) the excess (if any) of (A) the present value at the redemption date of (1) the redemption price of such note on December 1, 2022 (such redemption price being set forth in the second paragraph in this “— Optional Redemption” above) plus (2) all required remaining scheduled interest payments due on the notes through December 1, 2022 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50% over (B) the principal amount of the notes outstanding on the redemption date. The trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium or of any component thereof.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.

“Disqualified Stock” means, with respect to any Person, any capital stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided that if such capital stock is issued pursuant to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such capital stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Offering” means any public or private sale of common shares or preferred shares of the Company (excluding Disqualified Stock), other than (a) public offerings with respect to the Company’s common shares registered on Form S-8 and (b) any sales to the Company or any of its Subsidiaries.

“Independent Investment Banker” means BofA Securities, Inc. or Citigroup Global Markets Inc. and their respective successors, as selected by us or, if such firms are unwilling or unable to select the applicable Comparable Treasury Issue or the applicable ratings scale for any Substitute Rating Agency, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means BofA Securities, Inc. and its successors, and three other independent investment banking institutions of national standing appointed by us (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding such redemption date.

The notes will not be entitled to the benefit of any sinking fund.

Purchase of Notes upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described under the caption “— Optional Redemption,” we will be required to make an offer to each holder of the notes to repurchase all or any part (in minimum principal amounts of $2,000 and in integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by the Company.

The paying agent will promptly deliver to each holder of notes properly tendered, the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of ATI and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. As contemplated by the definition of Change of Control, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions and on the ability of our domestic subsidiaries to guarantee our indebtedness are contained in the covenants described under the captions “— Covenants — Limitations on Liens,” “— Limitations on Sale and Leaseback Transactions” and “— Limitation on Guarantees.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the senior indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our existing or future debt instruments. See “Risk Factors — Risks Relating to the Notes — We may not be able to repurchase the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a Substitute Rating Agency thereof.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and — for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Except as described in “— Limitations on Liens,” “— Limitations on Sale and Leaseback Transactions” and “— Limitation on Guarantees,” neither we nor any of our subsidiaries will be restricted by the senior indenture from:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on our capital stock or the capital stock of any of our subsidiaries; or

•	purchasing or redeeming our capital stock or the capital stock of any of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent described under the caption “— Purchase of Notes upon a Change of Control Repurchase Event.” Among other things, the senior indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent described under the caption “— Purchase of Notes upon a Change of Control Repurchase Event.”

Limitations on Liens

We will not, and will not permit any of our Domestic Subsidiaries, directly or indirectly, to issue, assume or guarantee any Debt if that Debt is secured by any Lien upon any Principal Property (or portion thereof) of ours or of any Domestic Subsidiary or any shares of stock or Debt of any Domestic Subsidiary, whether owned on June 1, 2009 (the date of the base indenture) or thereafter acquired, without effectively securing the notes equally and ratably with that Debt, so long as such Debt is so secured. The foregoing restriction does not apply to:

(1) Liens on any property acquired, constructed or improved by us or any Domestic Subsidiary after June 1, 2009, which are created or assumed contemporaneously with or within three years after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

(2) Liens existing on any property, shares of stock or indebtedness acquired from a Person merged with or into us or a Domestic Subsidiary after June 1, 2009;

(3) with respect to any corporation that becomes a Domestic Subsidiary after June 1, 2009, Liens on property of, or shares of stock or indebtedness issued by, any such corporation existing at the time it becomes a Domestic Subsidiary and not incurred in connection with or in anticipation of such corporation becoming a Domestic Subsidiary;

(4) Liens to secure Debt of a Domestic Subsidiary owed to us or Debt of one of our Domestic Subsidiaries owed to another Domestic Subsidiary;

(5) Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

(6) any Lien existing on June 1, 2009; or

(7) Liens for the sole purpose of extending, renewing or replacing Debt, in whole or in part, secured by any Lien referred to in the foregoing clauses (1) to (6), inclusive, provided, however, that the principal amount of Debt secured by that Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

The limitation on liens described in this section shall not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of ours and our Domestic Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) and the Attributable Debt with respect to Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause (1) above), does not exceed 10% of Consolidated Net Tangible Assets.

Limitations on Sale and Leaseback Transactions

We and our Domestic Subsidiaries are prohibited from entering into Sale and Leaseback Transactions unless:

(a) we or such Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property to be leased without equally and ratably securing the notes, pursuant to clauses (1)-(7) under “— Limitations on Liens”; or the Attributable Debt with respect thereto would be an amount permitted under the last paragraph under “— Limitations on Liens”; or

(b) we or such Domestic Subsidiary shall, within 180 days of the effective date of any such arrangement apply an amount equal to the proceeds from such Sale and Leaseback Transaction to the payment or other retirement of Debt that ranks senior to or equal with the notes (other than, in either case, Debt owed by us or any Subsidiary) or to the purchase of other Principal Property.

Limitation on Guarantees

We and our Domestic Subsidiaries are prohibited from entering into any agreement pursuant to which any such Domestic Subsidiary guarantees the payment of Debt incurred by us without providing that the notes be equally and ratably guaranteed by such Domestic Subsidiary.

Certain Definitions

For purposes of “— Limitations on Liens,” “— Limitations on Sale and Leaseback Transactions,” and “— Limitation on Guarantees,” the following definitions are applicable:

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined by us in good faith) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by the lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of that lease (including any period for which that lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary of the Company.

“Debt” means indebtedness for money borrowed.

“Domestic Subsidiary” means a Subsidiary formed under the laws of, or conducting its principal operations within, the United States or any State or territory thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.

“Principal Property” means any manufacturing plant or other similar facility owned by the Company or any Domestic Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent (2%) of Consolidated Net Tangible Assets except (A) any such plant or facility which our Board of Directors determines is not of material importance to the total business conducted, or assets owned, by the Company and its Domestic Subsidiaries as an entirety or (B) any portion of any such plant or facility which our Board of Directors determines not to be of material importance to the use or operation thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to the Company or any Domestic Subsidiary of any Principal Property or portion thereof (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between the Company and a Subsidiary or between Subsidiaries), which Principal Property (or portion thereof) has been or is to be sold or transferred by the Company or such Domestic Subsidiary to such Person.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

Merger, Consolidation or Sale of Assets

The provisions of the senior indenture described under the caption “Description of Debt Securities — Merger, Consolidation or Sale of Assets” in the accompanying prospectus will be applicable to the notes.

Events of Default

The events of default with respect to the notes will be those events described under the caption “Description of Debt Securities — Events of Default” in the accompanying prospectus, except that each of the following will also be events of default:

•

a failure by the Company to repurchase notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant described under the caption “— Purchase of Notes upon a Change of Control Repurchase Event”; and

•

a failure by the Company or any of its subsidiaries to pay any Debt, within any applicable grace period after final maturity or the acceleration by the holders thereof, if the total amount of such Debt unpaid or accelerated exceeds $125 million.

For a description of the remedies available to holders of the notes as a result of an event of default, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

The provisions of the senior indenture described under the caption “Description of Debt Securities — Satisfaction and Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will be applicable to the notes.

Exchange and Transfer

You may exchange or transfer the notes in accordance with the senior indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “— Book-Entry Issuance.”

Trustee and Paying Agent

The Bank of New York Mellon will act as trustee under the senior indenture and as our paying agent for the notes. We may choose to pay interest by mailing checks or making wire or other electronic funds transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any note holder.

Governing Law

The laws of the State of New York will govern the senior indenture and the notes.

Book-Entry Issuance

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank SA/NV, as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositaries”), which

U.S. Depositaries will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, in our sole discretion, determine that that global note will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by such global note for all purposes under the senior indenture.

Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the senior indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the senior indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. None of us, the trustee nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of material U.S. federal income tax considerations relating to the ownership and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the “issue price” of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, initial purchasers, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special tax rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, accrual-method taxpayers subject to section 451(b) of the Code, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a straddle, hedging, constructive sale, conversion or other integrated transaction for U.S. federal income tax purposes, persons purchasing or selling notes as part of a wash sale for U.S. federal income tax purposes, or entities treated as “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary does not address the tax consequences to subsequent purchasers of notes, and it does not discuss the potential application of the Medicare tax on net investment income, U.S. federal estate and gift tax laws or any state, local or foreign laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL AND FOREIGN LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of notes that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons, or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person under the Code.

A “non-U.S. holder” is a beneficial owner of notes (other than a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership, and partners in such a partnership, should consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of the notes.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. holder (as defined above).

Certain Additional Payments

Under the terms of the notes, there are circumstances in which we might be required to make payments on a note that would increase the yield of the note, as described under “Description of the Notes — Change of Control Offer.” Under Treasury Regulations, the possibility of such excess amounts being paid will not affect the amount of interest income a holder recognizes, in advance of the payment of such excess amounts, if there is only a remote possibility as of the date the notes were issued that the holder would receive such amounts. We believe that there is only a remote possibility that we would be required to make such payments, and therefore we do not intend to treat the notes as subject to the special rules governing “contingent payment debt instruments.” Our position that the notes are not subject to these special rules is binding on a holder unless the holder discloses a contrary position in the manner required by applicable Treasury Regulations. If the IRS takes a contrary position, a U.S. holder may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as interest income rather than as capital gain. U.S. holders should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

A U.S. holder will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with such holder’s regular method of tax accounting.

In general, if the stated principal amount of a debt instrument exceeds its issue price by at least a statutorily defined de minimis amount, a U.S. holder will be required to include such excess in income as “original issue discount” over the term of the instrument in accordance with a constant-yield method, irrespective of the holder’s regular method of tax accounting. Generally, original issue discount is considered to be de minimis if it is less than 0.25% of the instrument’s stated principal amount multiplied by the number of complete years from the issue date to maturity. We anticipate, and therefore this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if it disposes of a note in a sale, exchange or other taxable disposition. The U.S. holder’s gain or loss generally will equal the difference between the amount realized by it (other than amounts attributable to accrued but unpaid interest, which will be taxed as described under “— Payments of Interest” above) and its tax basis in the note.

The U.S. holder’s tax basis in the note generally will equal the amount it paid for the note. The portion of any amount realized that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if it has held the note for more than one year, or short-term capital gain or loss if it has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses against ordinary income is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Payments of Interest

Subject to the discussions below regarding the Foreign Account Tax Compliance Act (“FATCA”) and under “— Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest on the notes to non-U.S. holders will generally qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holder certifies its non-U.S. status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a bank whose receipt of interest is described in section 881(c)(3)(A) of the Code; or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership.

The portfolio interest exemption applies only if the non-U.S. holder certifies its non-U.S. status. A non-U.S. holder can meet this certification requirement by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E or appropriate substitute form prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on its behalf, it will be required to provide appropriate documentation to the agent. Special certification rules apply to non-U.S. holders that are pass-through entities.

If the portfolio interest exemption does not apply to payments of interest to a non-U.S. holder, and subject to the discussion below under “— Income or Gains Effectively Connected with a U.S. Trade or Business,” these payments will be subject to withholding tax at a rate of 30% (or a lower treaty rate if the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence).

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussion below regarding backup withholding, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Payments of Interest” above) unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Income or Gains Effectively Connected with a U.S. Trade or Business”; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected with a U.S. Trade or Business.

If any interest on the notes or gain from the sale, exchange or other disposition of the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net-income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax on a net-income basis only if it is also attributable to a permanent establishment or fixed base maintained by it in the United States. Payments of interest that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax discussed above under “— Payments of Interest,” provided that the non-U.S. holder claims exemption from withholding by timely filing a properly completed and executed IRS Form W-8ECI, or any appropriate substitute or successor form as the IRS designates, as applicable, prior to payment. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also will be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury Regulations generally require persons who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which generally require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, failed to comply with applicable certification requirements or has been repeatedly notified by the IRS that it has failed to report interest or dividends on its U.S. federal income tax returns. The backup withholding rate is currently 24%.

Payments of interest to U.S. holders of notes and payments made to U.S. holders by a broker upon a sale of notes generally will be subject to information reporting and backup withholding, unless the U.S. holder (1) is an exempt recipient, or (2) in the case of backup withholding, provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. If a sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons or is engaged in a U.S. trade or business.

The applicable withholding agent must report annually to the IRS the interest paid to each non-U.S. holder and the amount of tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Payments of Interest” above and “— FATCA” below. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments made to non-U.S. holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder or non-U.S. holder with respect to the notes under the backup withholding rules generally will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code known as FATCA and Treasury Regulations promulgated thereunder generally impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest income paid on a note, if paid to a foreign financial institution (whether as a beneficial owner or intermediary), unless such institution (i) enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) satisfies the requirements of an intergovernmental agreement entered into by such institution’s country of residence and the United States, or (iii) qualifies for an exemption. These withholding requirements generally currently apply to payments of interest on the notes. Under proposed Treasury Regulations, this withholding tax will not apply to the gross proceeds from the sale or other disposition of the notes. The preamble to these proposed Treasury Regulations states that taxpayers may rely on them pending their finalization. FATCA also generally imposes a withholding tax of 30% on interest income paid on a note to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners, a certification identifying the direct and indirect substantial U.S. owners of the entity and certain other specified requirements are met, or an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.

If FATCA withholding is imposed, a beneficial owner (other than certain foreign financial institutions) generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return and, in the case of a non-financial foreign entity, providing the IRS with certain information regarding its substantial U.S. owners (unless an exception applies). Prospective investors are urged to consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

UNDERWRITING

BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of notes
BofA Securities, Inc.	$140,000,000
Citigroup Global Markets Inc.	$96,000,000
PNC Capital Markets LLC	$32,000,000
MUFG Securities Americas Inc.	$28,000,000
J.P. Morgan Securities, LLC	$22,000,000
Wells Fargo Securities, LLC	$22,000,000
HSBC Securities (USA) Inc.	$10,000,000
Total	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by ATI
Per note	1.25%

We estimate that our total expenses for this offering will be approximately $1.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market- making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

Certain of the underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. We have also agreed to pay BofA Securities, Inc. fees totaling $250,000 for certain structuring and advisory services in connection with this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of those underwriters or their affiliates that have a lending relationships with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the notes will be made to investors on or about November 22, 2019, which will be the third business day following the date of the final prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder on a day prior to the second business day before the date of initial delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by K&L Gates LLP, Pittsburgh, Pennsylvania. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Allegheny Technologies Incorporated appearing in Allegheny Technologies Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2018 and the effectiveness of Allegheny Technologies Incorporated’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Allegheny Technologies Incorporated

Debt Securities

Preferred Stock

Common Stock

Warrants

Purchase Contracts

Purchase Units

Depositary Shares

We may, from time to time, offer to sell, in one or more series, senior or subordinated debt securities, preferred stock, common stock, warrants, purchase contracts, purchase units or depositary shares, or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities or debt or equity securities of one or more other entities.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “ATI.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed or where we have made an application for listing in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement relating to that offering.

We urge you to carefully read the information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus, including the information under “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 30, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus does not contain all of the information in that registration statement. For further information about our business and the securities that may be offered under this prospectus, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since the summaries in this prospectus may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these contracts and documents. These summaries are qualified in all respects by reference to all of the provisions contained in the applicable contract or document. The registration statement and its exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet website is www.atimetals.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the offering of the securities under this prospectus is terminated, except as noted in the paragraph below:

Our SEC Filings (File No. 1-12001)	Period for or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2017
Current Reports on Form 8-K	February 26, 2018
Registration Statement on Form 8-A	July 30, 1996

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or into this prospectus.

Statements contained in prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents filed as exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so

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modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus. Requests should be directed to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479, Attention: Corporate Secretary; telephone number: (412) 394-2800. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to invest in any of our securities. References to the “Company”, “we”, “our” and “us” and similar terms means Allegheny Technologies Incorporated and its subsidiaries, unless the context otherwise requires.

Allegheny Technologies Incorporated

We are a global manufacturer of technically advanced specialty materials and complex components. We have a strong presence in the aerospace & defense, oil & gas, electrical energy, medical, and automotive markets. We are a market leader in manufacturing differentiated products that require our unique manufacturing and precision machining capabilities as well as our innovative new product development competence. Our capabilities range from alloy development to final production of highly engineered finished components, as well as producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. Our common stock is quoted on the New York Stock Exchange under the symbol “ATI”.

Our principal executive offices are located at 1000 Six PPG Place, Pittsburgh, PA 15222, and our telephone number is (412) 394-2800.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the information under the heading “Where You Can Find More Information” for information on how to obtain copies of documents incorporated by reference in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2017 and any of our subsequently filed Quarterly Reports on Form 10-Q could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2013		2014		2015		2016		2017
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)

(1)	For the years ended December 31, 2013, 2014, 2015, 2016 and 2017, fixed charges exceeded earnings by $192.8 million, $7.1 million, $492.1 million, $750.2 million and $101.9 million, respectively.

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income (loss) from continuing operations before income tax provision and cumulative effect of change in accounting principle, plus (income) loss recognized on less than fifty percent owned persons, plus fixed charges, less capitalized interest, less noncontrolling interest in the income of subsidiaries with fixed charges. “Fixed Charges” consists of interest expense, the portion of rents deemed to be interest, capitalized interest and amortization of debt expense.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations and repurchase of our outstanding equity securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering under this prospectus in the applicable prospectus supplement relating to that offering.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time under this prospectus. The particular terms of the debt securities offered under this prospectus and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under an indenture, dated June 1, 2009, between Allegheny Technologies Incorporated and The Bank of New York Mellon, as trustee (the “Senior Indenture”). The Senior Indenture is an exhibit to the registration statement of which this prospectus is a part. We will issue the subordinated debt securities under a subordinated indenture between us and The Bank of New York Mellon, as trustee (the “Subordinated Indenture”), a form of which is as an exhibit to the registration statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture sometimes are collectively referred to in this prospectus as the indentures, and The Bank of New York Mellon, as trustee under the Senior Indenture or the Subordinated Indenture, as the case may be, sometimes is referred to in this prospectus as the trustee.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture, along with any applicable supplement to the appropriate indenture, because they, and not this description, define your rights as holders of the applicable debt securities. See the information under the heading “Where You Can Find More Information” for information on how to obtain a copy of the appropriate indenture and any applicable supplement to that indenture. The following description also is subject to and qualified by reference to the description of the particular terms of the debt securities, the relevant indenture and any applicable supplement to that indenture, as described in the applicable prospectus supplement, including definitions used in the relevant indenture and any applicable supplement to that indenture. The particular terms of the debt securities that we may offer under this prospectus, the relevant indenture and any applicable supplement to that indenture may vary from the terms described below.

General

The senior debt securities will be unsubordinated obligations, will rank equally with all other unsubordinated debt obligations of ours and, unless otherwise indicated in the applicable prospectus supplement, will be unsecured. The subordinated debt securities will be subordinate in right of payment to any senior debt securities. A description of certain additional terms of the subordinated debt securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated debt securities will be provided in the applicable prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated debt securities, you should refer to the form of the Subordinated Indenture which is an exhibit to the registration statement of which this prospectus is a part. Unless we elect or are required to secure the debt securities, the debt securities will be effectively subordinated to any of our existing and future secured debt to the extent of the assets securing that debt.

Our primary sources of funding for our payment obligations under the debt securities will be revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by us or to make funds available to us. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The Senior Indenture does not, and the Subordinated Indenture will not, restrict our subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all of our subsidiaries’ liabilities, including their trade payables. This means that our subsidiaries may be required to pay all of their creditors in full before their assets are available to us. Even if we are recognized as a creditor of our subsidiaries, our claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

In addition to the debt securities that we may offer pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Terms

The Senior Indenture does not, and the Subordinated Indenture will not, limit the principal amount of debt, including unsecured debt, or other securities that we or our subsidiaries may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The debt securities of any series may be issued in definitive form or, if provided in the applicable prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each debt security represented by a global security is referred to in this prospectus as a “book-entry security.”

Debt securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Please refer to the applicable prospectus supplement for the specific terms of the debt securities offered, including the following:

•	Designation of an aggregate principal amount, purchase price and denomination;

•	Date of maturity;

•	If other than U.S. currency, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	The interest rate or rates and the method of calculating interest (unless we specify a different method, interest will be calculated based on a 360-day year consisting of 12 30-day months);

•

The date or dates from which the interest will accrue, the payment dates on which any premium and interest will be payable or the manner of determination of the payment dates and the record dates for the determination of holders to whom interest is payable;

•	The place or places where principal, premium, if any, and interest will be payable;

•	Any redemption or sinking fund provisions or other repayment or repurchase obligations;

•	Any index used to determine the amount of principal, premium, if any, and interest to be paid with respect to the debt securities;

•	The application, if any, of defeasance provisions to the debt securities;

•	If other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity thereof;

•	Whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

•

Whether the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock, warrants, other securities, purchase contracts or purchase units and the terms of such conversion, exercise or exchange, if any;

•	Any covenants applicable to the debt securities;

•	Any events of default applicable to the debt securities;

•	Any changes to the events of default described in this prospectus;

•	The terms of subordination, if applicable;

•	The terms of conversion, if applicable; and

•	Any other specific material terms, including any additions to the terms described in this prospectus and any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, debt securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Merger, Consolidation or Sale of Assets

Pursuant to the indentures, the Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey all or substantially all of its properties and assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if (i) the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the indenture, including payment of the principal and interest on the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company and (ii) there is no default under the indenture. Upon such a succession, the Company will be relieved from any further obligations under the indenture.

Events of Default

Except as otherwise set forth in the applicable prospectus supplement, an event of default shall occur with respect to any series of debt securities when:

•	We default in paying principal or premium, if any, on any of the debt securities of such series when due;

•	We default in paying interest on any of the debt securities of such series when due and such default continues for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any of the debt securities of such series when due and such default continues for 30 days;

•

We fail to perform any other covenant or warranty in the debt securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	Certain events of bankruptcy, insolvency or reorganization involving us occur; or

•	Any other event of default specified in the applicable prospectus supplement occurs with respect to debt securities of that series.

We will be required annually to deliver to the trustee an officers’ certificate stating whether or not the officers signing such certificate have any knowledge of any default in the performance by us of our obligations under the applicable indenture.

If an event of default shall occur and be continuing with respect to any series (other than an event of default described in the fifth bullet point of the first paragraph above under “— Events of Default”), the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding (or, if any debt securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) may declare the debt securities of such series to be immediately due and payable. If an event of default described in the fifth bullet point of the first paragraph above under “— Events of Default” occurs with respect to any series of debt securities, the principal amount of all debt securities of that series (or, if any debt securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the debt securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act of 1939, as amended. As used in this paragraph, a “default” means an event described in the first paragraph above under “— Events of Default” without including any applicable grace period.

If at any time after the debt securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the debt securities of such series and the principal of all debt securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the debt securities of such series are due and payable.

In addition, the holders of a majority in aggregate principal amount of the debt securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any debt securities of such series or a default in the performance of a covenant that cannot be modified under the applicable indenture without the consent of the holder of each affected debt security.

The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the debt securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, for the appointment of a receiver or trustee or for any other remedy under the indenture, unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series; and

•

The holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee, and offered reasonable indemnity satisfactory to the trustee, to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days after its receipt of such notice and the trustee has not received from the holders of a majority in principal amount of the debt securities of that series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any debt security issued under indentures will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that debt security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

The Senior Indenture contains, and the Subordinated Indenture will contain, provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities for any of the following purposes:

•	To evidence the succession of another corporation to us in accordance with “— Merger, Consolidation or Sale of Assets”;

•	To add to our covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon us by that indenture;

•	To add any additional events of default with respect to all or any series of debt securities;

•

To add to or change any of the provisions of that indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•

To add to, change or eliminate any of the provisions of that indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	To secure all or any series of debt securities;

•	To establish the forms or terms of the debt securities of any series;

•

To evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; and

•

To cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to change any other provisions with respect to matters or questions arising under that indenture, provided that any such action shall not adversely affect the interests of the holders of any series of debt securities.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall:

•

Change the fixed maturity of any debt securities or any installment of principal, interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require us to repay or repurchase that security, without the consent of the holder of each debt security so affected;

•

Reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all debt securities affected thereby then outstanding;

•

Modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described above, except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each debt security affected thereby, without the consent of the holder of each debt security affected thereby;

•	Change any obligation of ours to maintain an office or agency;

•	Change any obligation of ours to pay additional amounts;

•	Adversely affect any right of repayment or repurchase at the option of the holder; or

•	Reduce or postpone any sinking fund or similar provision.

With respect to any vote of holders of a series of debt securities, we generally will be entitled to set any date as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Except as otherwise specified in the applicable prospectus supplement, each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all debt securities then outstanding for cancellation or (ii) all debt securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

The Senior Indenture provides, and the Subordinated Indenture will provide, if such provision is made applicable to the debt securities of a series, that we may elect either (A) to defease and be discharged from any and all obligations with respect to any debt security of such series, or “defeasance,” or (B) to be released from our obligations with respect to such debt security under certain of the covenants and events of default under that indenture together with additional covenants that may be included for a particular series and that certain events of default shall not be events of default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money or certain U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates.

In the case of defeasance or covenant defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indentures) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

Record Dates

The Senior Indenture provides, and the Subordinated Indenture will provide, that in certain circumstances we may establish a record date for determining the holders of outstanding debt securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the debt securities of such series.

Subordinated Debt Securities

Subordinated debt securities will be subordinate, in right of payment, to all senior debt. Senior debt means, with respect to us, the principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing on the following:

•

All indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•

Any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

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Amendments, renewals, extensions and refundings of any indebtedness described above, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of all of our senior debt. Our obligation to make payment of the principal, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior debt has been made or duly provided for in money or money’s worth.

Notwithstanding the foregoing, unless all of our senior debt has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior debt or a person acting on their behalf, to be applied toward the payment of all of our senior debt remaining unpaid until all the senior debt has been paid in full. Subject to the payment in full of all of our senior debt, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior debt.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of our subordinated debt securities.

Governing Law

The laws of the State of New York governs the Senior Indenture, will govern the Subordinated Indenture and will govern the debt securities issued under the indentures.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in “street name,” you should check with your own institution to find out, among other things:

•	How it handles payments and notices;

•	Whether it imposes fees or charges;

•	How it would handle voting if applicable;

•	Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	If applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Book-Entry Securities

The following description of book-entry securities will apply to any series of debt securities issued in whole or in part in the form of one or more global securities except as otherwise described in the applicable prospectus supplement.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary, or “participants,” or persons that may hold interests through participants.

Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security will be exchangeable for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if:

•	The depositary notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•

At any time the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that the depositary has ceased to be registered as a clearing agency;

•

We in our sole discretion determine that that the global security is so transferable or will be exchangeable for definitive securities in registered form and, in each case, notify the trustee of our decision;

•	An event of default with respect to the debt securities of that series has occurred and is continuing; or

•	Other circumstances exist that have been specified in the terms of the debt securities of that series.

Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, purchase units or depositary shares that may be offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We may issue, either separately or together with other securities, including as a part of purchase units, shares of our common stock. Shares of common stock issued as part of purchase units may be attached to or separate from any other securities part of those purchase units. Under our Restated Certificate of Incorporation, we are authorized to issue up to 500,000,000 shares of our common stock. As of April 20, 2018, we had 125,647,226 shares of common stock issued and outstanding and had reserved approximately 8,149,432 million additional shares of common stock for issuance under our stock compensation plans.

A prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms of the offering, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	The Delaware General Corporation Law, as it may be amended from time to time;

•	Our Restated Certificate of Incorporation, as it may be amended or further restated from time to time; and

•	Our Bylaws, as they may be further amended or restated from time to time.

Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Computershare Shareowner Services LLC is the transfer agent and registrar for the common stock.

Preferred Stock

We may elect to issue shares of our preferred stock from time to time, as described in the applicable prospectus supplement. We may issue shares of preferred stock separately or as a part of purchase units, and any such shares issued as part of purchase units may be attached to or separate from any other securities part of those purchase units. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of our preferred stock may be convertible into our common stock.

Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock.

Our Restated Certificate of Incorporation authorizes our Board of Directors without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued, and 50,000,000 shares of preferred stock are available for issuance. We have 6,000,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock in connection with our prior rights agreement, leaving 44,000,000 shares of preferred stock remaining available for designation as of the date of this prospectus.

The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	The title and liquidation preference per share of the preferred stock;

•	The number of shares offered;

•	The purchase price of the preferred stock;

•	The dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	Any redemption or sinking fund provisions of the preferred stock;

•	Any conversion provisions of the preferred stock;

•	The voting rights, if any, of the preferred stock; and

•	Any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with an offering of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable.

Dividend Rights. The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights upon Liquidation. The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption. All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent set forth in the applicable prospectus supplement.

Voting Rights. Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

Additional Series of Preferred Stock. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Restated Certificate of Incorporation, as it may amended or further restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

Special Charter Provisions. Our Restated Certificate of Incorporation provides that:

•	Our Board of Directors is classified into three classes;

•

In addition to the requirements of law and the other provisions of our Restated Certificate of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of our common stock is required for the adoption or authorization of any of the following events unless the event has been approved at a meeting of our Board of Directors by the vote of more than two-thirds of the incumbent members of our Board of Directors:

•	Any merger or consolidation of us with or into any other corporation;

•	Any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of our assets;

•	Any merger or consolidation of a Significant Shareholder (as defined in our Restated Certificate of Incorporation) with or into us or a direct or indirect subsidiary of ours;

•

Any sale, lease, exchange, transfer or other disposition to us or to a direct or indirect subsidiary of ours of any of our common stock held by a Significant Shareholder or any other assets of a Significant Shareholder which, if included with all other dispositions consummated during the same fiscal year of ours by the same Significant Shareholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of our total consolidated assets as shown on our certified balance sheet as of the end of the fiscal year preceding the proposed disposition;

•

Any reclassification of our common stock, or any re-capitalization involving our common stock, consummated within five years after a Significant Shareholder becomes a Significant Shareholder, whereby the number of outstanding shares of common stock is reduced or any of those shares are converted into or exchanged for cash or other securities;

•	Any dissolution; and

•

Any agreement, contract or other arrangement providing for any of these transactions but notwithstanding anything not including any merger pursuant to the Delaware General Corporation Law, as amended from time to time, which does not require a vote of our stockholders for approval;

•

Our stockholders may not alter, amend, supplement or repeal, or adopt any provision inconsistent with the purpose or intent of, certain provisions contained in our Restated Certificate of Incorporation other than by the affirmative vote of 75% of the combined voting power of all of our outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

•

Our stockholders may not adopt, amend or repeal our Amended and Restated Bylaws other than by the affirmative vote of 75% of the combined voting power of all of our outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

•

Any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of the stockholders; and

•	Special meetings of the stockholders may be called at any time by a majority of our directors and may not be called by any other person or persons or in any other manner.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways:

•	To underwriters, whether or not part of a syndicate, for public offering and sale by them;

•	Directly to purchasers in negotiated sales or in competitively bid transactions;

•	Through agents;

•	Through dealers; or

•	Through a combination of any of the above methods of sale.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer and sale of the securities will be named, and any commissions payable by us to that agent will be provided, in an applicable prospectus supplement. We and our agents may sell the securities at:

•	A fixed price or prices, which may be changed;

•	Market prices prevailing at the time of sale;

•	Prices related to such prevailing market prices; or

•	Negotiated prices.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses. Unless otherwise described in an applicable prospectus supplement, the obligations of the underwriters to purchase offered securities will be subject to conditions, and the underwriters must purchase all of the offered securities if any are purchased.

If an underwriter or underwriters are used in the offer or sale of securities, we will execute an underwriting agreement with the underwriters at the time of sale of the securities to the underwriters, and the names of the underwriters and the principal terms of our agreements with the underwriters will be provided in an applicable prospectus supplement.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions that involve sales in excess of the offering size, which create a short position for the underwriters;

•	Stabilizing transactions that permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	Covering transactions that involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions; and

•

Penalty bids that permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

If indicated in an applicable prospectus supplement, we will authorize dealers acting as agents for us to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The identity of any such agents, the terms of such delayed delivery contracts and the commissions payable by us to these agents will be set forth in an applicable prospectus supplement.

If indicated in an applicable prospectus supplement, we may sell shares of our common stock under a newly established direct stock purchase and dividend reinvestment plan. The terms of any such plan will be set forth in the applicable prospectus supplement.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to U.S. persons, other than qualifying financial institutions, during the restricted period, as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

Except for shares of our common stock or as otherwise described in an applicable prospectus supplement, all of the securities will be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom the securities are sold by us for public offering and sale may make a market in the securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us will be passed upon for us by Elliot S. Davis, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Allegheny Technologies Incorporated, or by K&L Gates LLP, Pittsburgh, Pennsylvania. Mr. Davis is paid a salary by Allegheny Technologies Incorporated, is a participant in various employee benefit plans offered to its employees and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of our outstanding common stock.

EXPERTS

The consolidated financial statements of Allegheny Technologies Incorporated and Subsidiaries appearing in Allegheny Technologies Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2017 and the effectiveness of Allegheny Technologies Incorporated and Subsidiaries’ internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Allegheny Technologies Incorporated management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$350,000,000

Allegheny Technologies Incorporated

5.875% Senior Notes due 2027

P R O S P E C T U S   S U P P L E M E  N T

Joint Book-Running Managers

BofA Securities

Citigroup

Co-Managers

PNC Capital Markets LLC

MUFG

J.P. Morgan

Wells Fargo Securities

HSBC

November 19, 2019